Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CONVERSION OF DEBT AND LOAN INTEREST RESTRUCTURING
June 13, 2007 — Guernsey, Channel Islands — CanArgo Energy Corporation (OSE: CNR, AMEX:CNR) (“CanArgo”) today announced finalisation of the conversion of US$15 million of debt and the restructuring of short-term interest payments on CanArgo’s remaining convertible debt. CanArgo also announced further plans for the listing of its associate company Tethys Petroleum Limited (“Tethys”).
The conversion of an aggregate of US$15 million of CanArgo’s senior and senior subordinated convertible debt, held by Persistency Capital and certain accredited investors arranged by Ingalls & Snyder LLC (the “Converting Noteholders”) into 6 million ordinary shares in Tethys has now been completed. The 6 million ordinary shares in Tethys received by the Converting Shareholders were transferred by CanArgo Limited, a wholly owned subsidiary of CanArgo. Following this transaction CanArgo retains 8 million ordinary shares in Tethys, this equating to approximately 29.7% of the current issued and outstanding share capital of Tethys. As part of this transaction Ingalls & Snyder LLC have been issued with 11.1 million compensatory warrants to subscribe for shares of CanArgo common stock at an exercise price of US$0.90 per share, and Persistency with 5 million compensatory warrants to subscribe for shares of CanArgo common stock at an exercise price of US$1.00 per share. These warrants expire on July 25, 2009 and September 1, 2009 respectively, but their expiry may be accelerated by CanArgo in certain circumstances, including in the event that the Manavi M12 well in Georgia indicates sustainable production, if developed, in excess of 7,500 barrels of oil per day.
It was also announced that the Toronto Stock Exchange (“TSX”) has conditionally approved the listing of the ordinary shares of Tethys, subject to Tethys fulfilling all of the requirements of the TSX including completion of an initial public offering (“IPO”), within a prescribed time period.
CanArgo also announced that agreement has been reached with its remaining loan noteholders to restructure its short-term loan interest obligations. Interest payments of approximately US$2.1 million in aggregate due on June 30, 2007 shall not be paid in cash but shall in substitution be satisfied by way of the issue of approximately US$2.1

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million of further notes to the loan noteholders on the same terms as their existing notes. This agreement is an important step to ensure that the Company’s current operations proceed as planned in Georgia.
CanArgo is an independent oil and gas exploration and production company with its principle oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 669 1841
Fax : +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206

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